January 23, 2013

Mr. Peter Bocian
401 Windwood Ct.
McKinney, TX 75071

Dear Peter:

I am pleased to confirm my offer of employment to join Safeway as Executive Vice President, Chief Financial Officer reporting to me. Your expected start date will be February 19, 2013. The position is based in our Pleasanton, CA office and you will be required to relocate by an agreed upon date. As discussed during our conversation, the following summarizes the components of your compensation package.

Compensation:
Your base compensation will be $700,000 annually, subject to applicable tax withholding and will be paid on a weekly basis. Your next scheduled merit pay increase cycle is in March 2014, at which time you may be eligible for a merit pay increase.

Signing Bonus:
You will receive a $250,000 signing bonus, less applicable taxes, payable at a time mutually agreeable. As a condition to your receipt and acceptance of the signing bonus, you agree that you will repay the bonus in full if your employment with Safeway ends, either with cause or at your initiation, before you complete two full year(s) of service. You further authorize and agree that Safeway may deduct amounts due in accordance with this paragraph from your final wages and that the remaining amount, if any, that you are obligated to repay will be paid in full by you within ten days after the termination of your employment, in accordance with applicable state law. Neither this letter nor the Company's payment of any bonus amounts to you constitutes a guarantee of, or contract for, employment for any specific term.

Bonus:
You are eligible to participate in the Company’s operating and capital bonus plans with a maximum potential bonus of up to 125% of your base pay (95% for the operating bonus plan and 30% for the capital bonus plan).  Your target bonus payout is 50% of your total 125% bonus maximum. Any bonus payments will be made in accordance with the applicable bonus plan terms.

Additionally, as part of your officer benefits, you have the option of deferring a percentage of your salary and bonus compensation under our deferred compensation plan.

Safeway Inc. 5918 Stoneridge Mall Road Pleasanton, CA 94588-3229

Equity Replacement:
To compensate you for the dollar value of Restricted Share Units you are leaving at your current employer, you will be granted stock on specified dates in 2013, 2014 and 2015 that will have no vesting cycle. The total value of this stock will be $2.39M. However, in order to receive this equity, you must be employed with Safeway Inc. on the date of grant. Please see attached for equity grant schedule.

New Hire Equity:
Restricted Stock:
Subject to the approval of the Board of Directors, you will be awarded 100,000 shares of Safeway restricted stock. This grant will be effective the date as determined by the Board of
Directors. Your grant will vest 20% at each anniversary from the grant date and will be fully vested at the end of the fifth year from the grant date.

Stock Options:
You will be awarded an option to purchase 200,000 shares of Safeway stock pending the approval of the Board of Directors. Your new hire grant will be granted effective on the close of business on the first business day of the calendar month next following your first day of employment. The options vests over five (5) years with a term of ten (10) years. Your option will vest 20% at each anniversary date from the grant date and will be fully vested at the end of the fifth year from the grant date. The price for this option will be set at the market close of the grant date.

You will receive further details of your new hire equity grants within two weeks following your grant date.

LTIP Equity:
As an Executive Vice President, you will participate in the Company’s Long Term Incentive Plan (LTIP) beginning with your first grant in 2014. Under this plan the Executive Compensation Committee of the Board of Directors typically approves an equity grant during the first quarter of each year.  The current plan provides for a combination of performance shares and stock options. The current performance share criterion is based on earnings per share (EPS) growth compared to the S&P 500 EPS growth. The performance share awards specify a minimum performance level that must be achieved in order to receive any shares, a target number of shares that will be received upon achievement of target level performance and a maximum number of shares that can be received if achievement exceeds target level performance. The performance shares will have a 3-year cliff vesting schedule while the stock options will have a four-year graded vesting schedule.

Under our LTIP as currently formulated, you would receive a grant value that is competitive with similar positions in our peer group. We can discuss the recent history of these values at your convenience.

Safeway Inc. 5918 Stoneridge Mall Road Pleasanton, CA 94588-3229

Benefits:
You will be eligible for health care benefit coverage effective the first day of the month following 30 days of employment. Also, you will be able to take part in the optional Safeway Employee Stock Purchase Plan and 401(k) Plan immediately.  You will be entitled to all other benefits available to employees after the prescribed waiting period. Additionally, upon your start date, you will immediately begin accruing vacation at a rate of four weeks per year. Also, upon your start date, we will automatically award you two weeks of vacation.

Relocation:
You are eligible to receive executive officer relocation benefits.  Your relocation package will be sent to you following the acceptance of this offer. In addition, there will be an obligation to repay your relocation costs if you leave the Company within two years of your hire date.  You will be asked to sign an “Employee Reimbursement Agreement Form.”  If you have any questions about the relocation program, please contact Arlene McCort, HR Director, at (925) 226-5907.

Financial Planning:
As an executive officer, financial planning services will be provided to you, if you so choose.  The Mason Companies provides comprehensive financial planning services to selected Safeway officers.  They develop and help implement a personalized financial plan for each executive who elects their services.  In addition, Mason Companies prepares U.S. federal and state income tax returns.  You will have to pay income tax for the value of services received. Shortly after your arrival, the Compensation Department will share information on this service with you.

Drug/Background Screen:
Further, this offer for employment is contingent upon successfully passing a pre-employment drug screen.  You also must successfully pass a pre-employment background check.  To arrange for your drug screening and pre-employment background check, please contact Megan Vincent at (925) 467-3391.

Please ensure that, on your first day of work, you provide the appropriate documentation to show that you are legally able to work in the United States.

Documentation:
Please sign, indicating you accept this offer, and return the original to Russ Jackson, Senior Vice President of Human Resources.  By signing, you understand that Safeway’s policy is that employment is “at will” and for no specific term and that the employment relationship may be terminated by either party at any time.  Upon our receipt of a signed copy of this letter, this offer will be considered accepted.

Safeway Inc. 5918 Stoneridge Mall Road Pleasanton, CA 94588-3229

Peter, welcome to Safeway.  We are pleased to have you as a member of our executive team and I look forward to working with you.

Sincerely,

/s/ Robert L. Edwards

Robert L. Edwards
President

ACCEPTED AND AGREED:

/s/ Peter Bocian______________________               February 4, 2013____________
Peter Bocian                                                                Date

Safeway Inc. 5918 Stoneridge Mall Road Pleasanton, CA 94588-3229

Equity Replacement Schedule

RSA Grant Dates	Expected Value
7/1/2013	$484,000
7/1/2014	$1,200,000
1/15/2015	$713,037
Total Value delivered	$2,397,037

Note: In order to receive this equity, you must be employed with Safeway Inc. on the date of grant.

Safeway Inc. 5918 Stoneridge Mall Road Pleasanton, CA 94588-3229